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                                             Lincoln National Life Insurance Co.
                                                               350 Church Street
                                                         Hartford, CT 06103-1106


     April 20, 1999

     Re:  Corporate VUL and Corporate VUL II (File No. 33-75248)


     Dear Sir or Madam:

     In my capacity as Actuary of The Lincoln National Life Insurance Company, administrator for the above referenced Aetna Life Insurance and Annuity Company (ALIAC) policies, I have provided actuarial advice concerning ALIAC's Corporate VUL and Corporate VUL II Plus Flexible Premium Variable Life Insurance Policy (the "Policies"). I also provided actuarial advice concerning the preparation of Post-Effective Amendment No. 12 to Registration Statement on Form S-6, File No. 33-75248 (the "Registration Statement") for filing with the Securities and Exchange Commission under the Securities Act of 1933 in connection with the Policy.

     In my opinion the illustrations of benefits under the Policies included in the prospectus under the caption "Illustrations of Death Benefit, Total Account Values and Surrender Values" are, based on the assumptions stated in the illustrations, consistent with the provisions of the Policies. Also, in my opinion the age selected in the illustrations is representative of the manner in which the Policies operate.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

     Very truly yours,

/s/  Ronald D. Franzluebbers
     Ronald D. Franzluebbers
     Assistant Vice President & Actuary